Exhibit 99.1

Gulf Island Fabrication, Inc. Reports Second Quarter Earnings

HOUMA, La.--(BUSINESS WIRE)--July 29, 2010--Gulf Island Fabrication, Inc. (NASDAQ: GIFI) today reported net income of $3.4 million ($.24 diluted EPS) on revenue of $75.3 million for its second quarter ended June 30, 2010, compared to net income of $4.0 million ($.28 diluted EPS) on revenue of $79.1 million for the second quarter ended June 30, 2009. Net income for the six months ended June 30, 2010 was $7.9 million ($.55 diluted EPS) on revenue of $144.5 million, compared to the net income of $10.2 million ($.71 diluted EPS) on revenue of $164.1 million for the six months ended June 30, 2009.

The company had a revenue backlog of $125.8 million and a labor backlog of approximately 1.3 million man-hours remaining to work, which consist of work remaining at June 30, 2010 and commitments received through July 29, 2010.

SELECTED BALANCE SHEET INFORMATION
(in thousands)
	June 30,	December 31,
	2010	2009
Cash, cash equivalents and short-term investments	$30,967	$8,751
Total current assets	111,021	112,874
Property, plant and equipment, at cost, net	198,930	200,459
Total assets	342,955	332,175
Total current liabilities	34,928	32,373
Debt	0	0
Shareholders' equity	281,888	273,801
Total liabilities and shareholders' equity	342,955	332,175

The management of Gulf Island Fabrication, Inc. will hold a conference call on Friday, July 30, 2010 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss the Company’s financial results for the quarter ended June 30, 2010. The call is accessible by webcast (www.gulfisland.com) through CCBN and by dialing 1.888.801.6502. A digital rebroadcast of the call is available two hours after the call and ending August 6, 2010 by dialing 1.888.203.1112, replay passcode: 5297845.

Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. These structures include jackets and deck sections of fixed production platforms; hull and/or deck sections of floating production platforms (such as tension leg platforms (“TLPs”)), “SPARs”, “FPSOs”, “MinDOCs”, piles, wellhead protectors, subsea templates and various production, compressor and utility modules, offshore living quarters, towboats, liftboats, tanks and barges. The Company also provides offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, heavy lifts such as ship integration and TLP module integration, loading and offloading of jack-up drilling rigs, semi-submersible drilling rigs, TLPs , SPARs, or other similar cargo, onshore and offshore scaffolding, piping insulation services, and steel warehousing and sales.

GULF ISLAND FABRICATION, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Revenue	$75,290	$79,133	$144,549	$164,132
Cost of revenue	68,555	70,795	130,376	144,035
Gross profit	6,735	8,338	14,173	20,097
General and administrative expenses	1,990	1,972	4,087	4,196
Operating income	4,745	6,366	10,086	15,901

Other income (expense):
Interest expense	(21)	(18)	(38)	(35)
Interest income	349	-	1,319	20
Other	285	2	1,031	2
	613	(16)	2,312	(13)

Income before income taxes	5,358	6,350	12,398	15,888

Income taxes	1,926	2,337	4,461	5,675

Net income	$3,432	$4,013	$7,937	$10,213

Per share data:
Basic earnings per share - common shareholders	$0.24	$0.28	$0.55	$0.71
Diluted earnings per share - common shareholders	$0.24	$0.28	$0.55	$0.71

Weighted-average shares	14,317	14,293	14,315	14,293
Effect of dilutive securities: employee stock options	11	39	11	24
Adjusted weighted-average shares	14,328	14,332	14,326	14,317

Depreciation and amortization included in expense above	$4,804	$4,580	$9,615	$9,097

Cash dividend declared per common share	$0.01	$0.01	$0.02	$0.11

CONTACT:
Gulf Island Fabrication, Inc.
Kerry J. Chauvin, 985-872-2100
Chief Executive Officer
or
Robin A. Seibert, 985-872-2100
Chief Financial Officer